UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2007

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21650 Oxnard Street

Woodland Hills, CA 91367

(Address of principal executive offices, zip code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 29, 2007, Health Net, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $100,000,000 aggregate principal amount of its 6.375% Senior Notes due 2017 (the “Additional Notes”). The Additional Notes will be issued pursuant to an Indenture (the “Indenture”), dated May 18, 2007, by and between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by an Officer’s Certificate, dated May 31, 2007 (the “Officer’s Certificate”). The Additional Notes will be consolidated with, and will constitute the same series as, the $300,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2017 (the “Prior Notes” and, together with the Additional Notes, the “Notes”), which were issued by the Company pursuant to the Indenture on May 18, 2007.

The Additional Notes will bear interest at the rate of 6.375% per year. Interest on the Additional Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2007. The Additional Notes will mature on June 1, 2017. The Company may redeem the Additional Notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at redemption prices that include accrued and unpaid interest, as specified in the Indenture and Officer’s Certificate. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the Additional Notes. The Indenture limits the ability of the Company to incur certain liens, or consolidate, merge or sell all or substantially all of its assets. The Additional Notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding, including the Prior Notes issued by the Company. The Indenture also contains customary event of default provisions. In the event of the occurrence of both (1) a change of control of the Company and (2) a below investment grade rating by any two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., within a specified period, the Company will be required to make an offer to purchase the Additional Notes at a price equal to 101% of the principal amount of the Additional Notes, plus accrued and unpaid interest to the date of repurchase.

The public offering price of the Additional Notes was 98.637% of the principal amount plus accrued interest from May 18, 2007. The Company expects to receive net proceeds (before expenses) of approximately $98.1 million and to use such net proceeds to repay existing indebtedness incurred under a $700 million revolving credit facility that the Company entered into on June 30, 2004 and that expires in June 2009.

The Additional Notes were offered and sold pursuant to the Company’s automatic shelf registration statement, as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, on Form S-3 (Registration No. 333-142960), filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2007. The

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Company has filed with the SEC a prospectus supplement, dated May 29, 2007, together with the accompanying prospectus, dated May 15, 2007, relating to the offering and sale of the Additional Notes.

For a complete description of the terms and conditions of the Underwriting Agreement, the Officer’s Certificate and the Notes, please refer to the Underwriting Agreement, the Officer’s Certificate and the form of Note, each of which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibit 1.1, 4.1 and 4.2, respectively. For a complete description of the terms and conditions of the Indenture, please refer to the Indenture attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K previously filed with the SEC on May 18, 2007.

Some of the underwriters and their affiliates have engaged in, and in the future may engage in, investment banking transactions with, and provide services to, the Company or the Company’s subsidiaries in the ordinary course of business. In particular, an affiliate of Banc of America Securities LLC is the administrative agent and each of Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are lenders under the Company’s $700 million revolving credit facility and may receive a portion of the amounts to be repaid under the revolving credit facility from the net proceeds of this offering.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Notes is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits
1	Underwriting Agreement, dated May 29, 2007, by and among Health Net, Inc. and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein.

4.1	Officer’s Certificate, dated May 31, 2007, establishing the terms and form of the Notes.

4.2	Form of Note (included in Exhibit 4.1 above).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 31, 2007

HEALTH NET, INC.

By:	/s/ Linda V. Tiano
Name:	Linda V. Tiano
Title:	Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
1	Underwriting Agreement, dated May 29, 2007, by and among Health Net, Inc. and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein.

4.1	Officer’s Certificate, dated May 31, 2007, establishing the terms and form of the Notes.

4.2	Form of Note (included in Exhibit 4.1 above).

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